Exhibit 99.1

MAXIMUS Announces the Planned Retirement of David N. Walker, Chief Financial Officer

- Company Commences Search for Successor -

RESTON, Va.--(BUSINESS WIRE)--December 9, 2013--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today that David N. Walker plans to retire from his role as Chief Financial Officer and Treasurer of MAXIMUS upon the successful completion of an executive search. Mr. Walker plans to continue on as a full-time employee to ensure a successful transition until approximately December 2014, whereupon he will assume a part-time support role to the Chief Executive Officer. The Company has engaged Korn Ferry to conduct a search for a successor.

“David has served as a valued member of the senior leadership team and played an integral part in developing the long-term strategy for the Company,” said Richard A. Montoni, Chief Executive Officer of MAXIMUS. “During his tenure with MAXIMUS, his contributions included partnering with business leaders to improve the overall efficiency of their operations and drive margin expansion. David was invaluable in helping to develop and implement many best practices that directly led to improved financial results over the last seven years. All of these efforts helped solidify the strong market position and the long-term growth platform we experience today. We wish him all the best in retirement and look forward to his continued contributions as a trusted advisor to MAXIMUS.”

Peter Pond, Chairman of the MAXIMUS Board of Directors, stated, “On behalf of the MAXIMUS Board of Directors, I thank David for his dedication and service to MAXIMUS. We are proud of David’s many accomplishments, including being recognized as CFO of the Year by the Washington Business Journal. Few executives have the opportunity to make such a substantial contribution as David has during his tenure with MAXIMUS. We sincerely wish him the best in his retirement.”

“I want to thank MAXIMUS for the opportunity to serve as CFO for the last seven years. My time at MAXIMUS has been very rewarding, both professionally and personally, as I’ve had the pleasure of working with some of the best and brightest people in the industry,” commented David N. Walker. “I’m excited about this next chapter in my life and look forward to spending more time with my family and volunteering with non-profit organizations and other social causes.”

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 12,000 employees worldwide. For more information, visit www.maximus.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com
or
Blake Travis, 703-251-8398
blaketravis@maximus.com